Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-            ) on Form S-3 of Gas Natural Inc. of our report dated April 4, 2011, relating to our audit of the consolidated financial statements and the financial statement schedules as of and for the year ended December 31, 2010, which appear in the Annual Report on Form 10-K of Gas Natural Inc. for the year ended December 31, 2011.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

Hein & Associates LLP

/s/ Hein & Associates LLP

Denver, Colorado

December 21, 2012